Exhibit (e)(11)

AMENDMENT NO. 1 TO

DISTRIBUTION AGREEMENT

BETWEEN

ARTISAN FUNDS, INC.

AND

ARTISAN DISTRIBUTORS LLC

This Amendment (the “Amendment”) is made as of February 12, 2009 and amends that certain Distribution Agreement between Artisan Funds, Inc., a corporation organized and existing under the laws of the State of Wisconsin (“Artisan Funds”), and Artisan Distributors LLC, a limited liability company organized and existing under the laws of the State of Wisconsin (“Distributor”), dated as of October 29, 1998 (the “Agreement”).

In accordance with Section 15 of the Agreement, the parties desire to amend the Agreement as set forth herein.

1. Section 3(b) of the Agreement is hereby deleted and replaced in its entirety with the following:

“In consideration of the rights granted to Distributor under this Agreement, Distributor will use its best efforts to solicit from investors unconditional orders to purchase Shares. Artisan Funds shall make available to Distributor, at no cost to Distributor, such number of copies of the currently effective prospectus and Statement of Additional Information of each Fund and copies of all information, financial statements and other papers which Distributor may reasonably request for use in connection with the distribution of Shares.”

2. Section 10 of the Agreement is hereby deleted and replaced in its entirety with the following:

“Registration of Additional Shares. Artisan Funds hereby agrees to register an indefinite number of Shares pursuant to Rule 24f-2 under the 1940 Act. Artisan Funds will, in cooperation with Distributor, take such action as may be necessary from time to time in connection with the qualification of the Shares for sale in such states as Distributor and Artisan Funds shall mutually agree; provided, however, that nothing herein shall be deemed to prevent Artisan Funds from taking action, without the approval of the Distributor, to qualify its Shares for sale in any state it deems appropriate.”

3. Section 11 of the Agreement is hereby deleted and replaced in its entirety with the following:

“Conformity with Law. Distributor agrees that in soliciting orders to purchase Shares it shall comply with all applicable laws, rules and regulations, including,

without limitation, the 1940 Act, all rules and regulations promulgated by the SEC thereunder and the rules and regulations adopted by any securities association registered under the 1934 Act. Distributor will use its best efforts to maintain its Registrations in good standing during the term of this Agreement and will promptly notify Artisan Funds and Artisan Partners in the event of the suspension or termination of any of the Registrations.”

4. Section 18 of the Agreement is hereby deleted and replaced in its entirety with the following:

“Notice. Any notice required or permitted to be given by a party to this Agreement or to any other party hereunder shall be deemed sufficient if delivered in person or sent by registered or certified mail, postage prepaid, addressed by the party giving notice to each such other party at the address provided below or to the last address furnished by each such other party to the party giving notice.

If to Artisan Funds:	Artisan Funds, Inc.
875 East Wisconsin Ave., Suite 800
Milwaukee, WI 53202
Attention: General Counsel

If to Distributor:	Artisan Distributors LLC
875 East Wisconsin Ave., Suite 800
Milwaukee, WI 53202
Attention: President

If to Artisan Partners:	Artisan Partners Limited Partnership
875 East Wisconsin Ave., Suite 800
Milwaukee, WI 53202
Attention: General Counsel”

5. All defined terms and definitions in the Agreement shall be the same in this Amendment, except as specifically revised by this Amendment.

6. Except as specifically set forth in this Amendment, all other terms and conditions of the Agreement shall remain in full force and effect.

ARTISAN DISTRIBUTORS LLC

By:	/s/ Karen L. Guy
Karen L. Guy
President

ARTISAN FUNDS, INC.

By:	/s/ Lawrence A. Totsky
Lawrence A. Totsky
Chief Financial Officer

ACKNOWLEDGED:

ARTISAN PARTNERS LIMITED PARTNERSHIP

By: Artisan Investment Corporation, its general partner

By:	/s/ Janet D. Olsen
Janet D. Olsen
Vice President